                            STOCK PURCHASE AGREEMENT

                             DATED DECEMBER 18, 1997

                                 BY AND BETWEEN

                        OCCIDENTAL PETROLEUM CORPORATION,
                                    AS SELLER

                                       AND
                                 KN ENERGY, INC.
                                    AS BUYER
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                                TABLE OF CONTENTS


ARTICLE I    PURCHASE AND SALE OF SHARES..................................    2

   1.1       Sale and Purchase of Shares..................................    2
   1.2       Purchase Price...............................................    2

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE SELLER.................    2

   2.1       Organization and Qualification...............................    2
   2.2       Authority....................................................    3
   2.3       Noncontravention.............................................    3
   2.4       MidCon's Capitalization......................................    5
   2.5       Utility Status...............................................    5
   2.6       Waiver by the MidCon ESOP Trust..............................    5
   2.7       Finders and Brokers..........................................    6
   2.8       Investment Purpose...........................................    6
   2.9       MidCon Significant Subsidiaries..............................    6
   2.10      Financial Statements.........................................    7
   2.11      Seller's SEC Reports.........................................    8
   2.12      Absence of Certain Changes or Events.........................    8
   2.13      Litigation...................................................    8
   2.14      Compliance with Law..........................................    9
   2.15      Employees and Employee Benefit Matters.......................    9
   2.16      Contracts....................................................    9
   2.17      No Undisclosed Liabilities...................................   11
   2.18      Tax Matters..................................................   11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER..................   12

   3.1       Organization and Qualification...............................   12
   3.2       Authority....................................................   12
   3.3       Noncontravention.............................................   13
   3.4       Utility Status...............................................   14
   3.5       Finders and Brokers..........................................   14
   3.6       Investment Purpose...........................................   15

ARTICLE IV   THE CLOSING..................................................   15

   4.1       Time and Place of the Closing................................   15
   4.2       Conditions Precedent to the Obligations of the Buyer.........   15
   4.3       Conditions Precedent to the Obligation of the Seller.........   18
   4.4       Conditions of Both Parties...................................   19


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ARTICLE V    COVENANTS....................................................   20

   5.1       Covenants by the Seller......................................   20
   5.2       Covenants by the Buyer.......................................   27
   5.3       Covenants of Both Parties....................................   35

ARTICLE VI   TAXES........................................................   43

   6.1       Section 338(h)(10) Election..................................   43
   6.2       Tax Sharing Agreement........................................   43
   6.3       Federal Income Tax Returns and Combined State Income Tax
             Returns for Periods Through the Closing Date.................   43
   6.4       No Adjustment of MidCon Tax Liability for the Taxable Year
             Ending December 31, 1997.....................................   44
   6.5       Liability of MidCon and its Subsidiaries for Federal and
             Combined State Income Tax....................................   45
   6.6       Separate State, Local, Foreign Income Tax Returns............   45
   6.7       Sales and Property Taxes.....................................   46
   6.8       State Franchise Taxes........................................   46
   6.9       Adjustment Upon Leaving Consolidation........................   47
   6.10      Sales and Transfer Taxes with Respect to this Transaction....   47
   6.11      Cooperation..................................................   47
   6.12      Tax Proceedings..............................................   48
   6.13      Carrybacks...................................................   48
   6.14      Prior Year Tax Returns.......................................   49
   6.15      Retention of Carryovers......................................   49
   6.16      Indemnification for Post-Closing Transactions................   49

ARTICLE VII  TERMINATION..................................................   50

   7.1       Termination..................................................   50
   7.2       Effects of Termination.......................................   50

ARTICLE VIII SURVIVAL & INDEMNITY.........................................   51

   8.1       Survival of Representations and Warranties; Limitations on
             Liability....................................................   51
   8.2       Indemnification by the Buyer.................................   52
   8.3       Indemnification by the Seller................................   53
   8.4       Interpretation...............................................   55
   8.5       Exclusive Remedy.............................................   58

ARTICLE IX   DEFINITIONS..................................................   58

   9.1       Affiliate....................................................   58
   9.2       Affiliated Group.............................................   59
   9.3       Agreement....................................................   59


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   9.4       B Facility Loan..............................................   59
   9.5       Business.....................................................   59
   9.6       Business Day.................................................   59
   9.7       Buyer........................................................   59
   9.8       Buyer Benefit Plans..........................................   59
   9.9       Buyer Indemnitees............................................   59
   9.10      Buyer's Pipeline Lease Guaranty..............................   59
   9.11      C Facility Loan..............................................   59
   9.12      Cash Management Agreement....................................   60
   9.13      Certificate of Designations..................................   60
   9.14      Claim Notice.................................................   60
   9.15      Closing......................................................   60
   9.16      Closing Date.................................................   60
   9.17      CMIC Preferred Stock.........................................   60
   9.18      Code.........................................................   60
   9.19      Commitments..................................................   60
   9.20      Common Stock.................................................   60
   9.21      Consents.....................................................   60
   9.22      Control......................................................   60
   9.23      Current Assets...............................................   61
   9.24      Current Liabilities..........................................   61
   9.25      Damages......................................................   61
   9.26      Dividend Note................................................   61
   9.27      Employee Plans and Agreements................................   61
   9.28      Employees....................................................   62
   9.29      Employee Welfare Benefit Plan................................   62
   9.30      Encumbrance..................................................   62
   9.31      ERISA........................................................   62
   9.32      ESOP Note....................................................   62
   9.33      Facilities...................................................   62
   9.34      FERC.........................................................   62
   9.35      Financial Statements.........................................   62
   9.36      Former Salaried Employees....................................   63
   9.37      Former Union Employees.......................................   63
   9.38      GAAP.........................................................   63
   9.39      Governmental Entity..........................................   63
   9.40      Government Securities........................................   63
   9.41      HSR Act......................................................   63
   9.42      Indemnified Person...........................................   64
   9.43      Insurance Novation Agreement.................................   64
   9.44      Insurance Release Agreement..................................   64
   9.45      Intercompany Agreements......................................   64
   9.46      Knowledge....................................................   64
   9.47      LIBO Business Day............................................   64
   9.48      LIBO Rate....................................................   64


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   9.49      Material Adverse Effect......................................   65
   9.50      MidCon.......................................................   65
   9.51      MidCon ESOP..................................................   65
   9.52      MidCon ESOP Agreements.......................................   65
   9.53      MidCon ESOP Trustee..........................................   66
   9.54      MidCon Indemnitees...........................................   66
   9.55      MidCon Loans.................................................   66
   9.56      MidCon Restructuring Agreements..............................   66
   9.57      1997 Financial Statements....................................   66
   9.58      Notified Party...............................................   66
   9.59      Notifying Party..............................................   66
   9.60      OPC Loans....................................................   66
   9.61      Originator Receivables Sale Agreement........................   66
   9.62      Party........................................................   67
   9.63      Person.......................................................   67
   9.64      Pipeline Lease...............................................   67
   9.65      Pipeline Lease Guaranty......................................   67
   9.66      Pipeline Lessee..............................................   67
   9.67      Pipeline Lessor..............................................   67
   9.68      PUHCA........................................................   67
   9.69      Purchase Price...............................................   67
   9.70      Reference Rate...............................................   68
   9.71      Related Agreements...........................................   68
   9.72      Salaried Employees...........................................   68
   9.73      SEC..........................................................   68
   9.74      SEC Reports..................................................   68
   9.75      Securities Act...............................................   68
   9.76      Securities Exchange Act......................................   68
   9.77      Seller.......................................................   68
   9.78      Seller Indemnitees...........................................   69
   9.79      Services Agreement...........................................   69
   9.80      Shares.......................................................   69
   9.81      Significant Subsidiary.......................................   69
   9.82      Subsidiary...................................................   69
   9.83      Substitute Note..............................................   69
   9.84      Tax..........................................................   70
   9.85      Tax Return...................................................   70
   9.86      Tax Sharing Agreement........................................   70
   9.87      Term Loan Agreement..........................................   70
   9.88      Term Loan Assignment Agreement...............................   71
   9.89      Termination Allowance Plan...................................   71
   9.90      Termination Date.............................................   71
   9.91      Union........................................................   71
   9.92      Union Contract...............................................   71
   9.93      Union Employees..............................................   71


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ARTICLE X    MISCELLANEOUS................................................   72

   10.1      Further Assurances...........................................   72
   10.2      Preservation of Books and Records............................   72
   10.3      Confidentiality..............................................   73
   10.4      Notices......................................................   73
   10.5      Public Announcements.........................................   74
   10.6      Successors and Assigns.......................................   74
   10.7      Expenses.....................................................   75
   10.8      Severability.................................................   75
   10.9      Construction; Interpretation.................................   76
   10.10     Entire Agreement; Third Party Beneficiaries..................   77
   10.11     Amendment and Modification...................................   77
   10.12     Governing Law................................................   77
   10.13     Waiver of Jury Trial.........................................   77
   10.14     Consent to Jurisdiction and Forum Selection..................   78
   10.15     Counterparts.................................................   78


                             SCHEDULES AND EXHIBITS


NUMBER                  TITLE
--------------------------------------------------------------------------------

Schedule 2.3 Non-Contravention of the Seller and MidCon and Encumbrances on the Shares

Schedule 2.9            MidCon Significant Subsidiaries

                        (i)    Name And Jurisdiction Of Organization
                        (ii)   Number Of Shares Of Authorized Capital Stock
                        (iii)  Number Of Issued And Outstanding Shares
                        (iv)   Name Of Holders Of Shares Of Each Class
                        (v)    Number Of Shares Held In Treasury

Schedule 2.10           Financial Statements of MidCon

Schedule 2.12           Absence of Certain Changes or Events to MidCon

Schedule 2.13           Litigation of MidCon

Schedule 2.14           Compliance with Law by MidCon

Schedule 2.16           Contracts of MidCon

                        2.16.1 Agreements related to Indebtedness for Borrowed Money in excess of $10,000,000


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                        2.16.2  Agreements relating to Future Acquisitions or
                                Dispositions in Excess of $10,000,000

                        2.16.3  Affiliate Contracts

                        2.16.4 Contracts Relating to Ownership of Joint Ventures, Etc.

                        2.16.5 Any Contract Involving Payments to or from in Excess of $50,000,000

Schedule 2.17           Undisclosed Liabilities

Schedule 2.18           Tax Matters

Schedule 3.3            Non-Contravention of the Buyer

Schedule 5.1.1          Exceptions to the Seller's Operations Covenant

Schedule 5.2.3          Seller Employee Obligations

Schedule 5.2.5          Commitments of MidCon

Exhibit 4.2.3           Opinion of Counsel to the Seller

Exhibit 4.3.4           Opinion of Counsel to the Buyer

Exhibit 5.1.5(a)        Insurance Release Agreement

Exhibit 5.1.5(b)        Insurance Novation Agreement

Exhibit 9.83            Form of Substitute Promissory Note

Exhibit 9.88            Form of Term Loan Assignment Agreement


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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of December 18, 1997, by and between Occidental Petroleum Corporation, a Delaware corporation (the "Seller"), and KN Energy, Inc., a Kansas corporation (the "Buyer"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in
Article IX of this Agreement.

                                   WITNESSETH:

         WHEREAS, the Seller owns all of the issued and outstanding Common Stock of MidCon; and

         WHEREAS, the Seller desires to sell and the Buyer desires to purchase the Shares upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the Boards of Directors of the Seller and the Buyer have approved the acquisition of MidCon by the Buyer; and

         NOW, THEREFORE, in consideration of, and subject to, the mutual covenants, agreements, terms and conditions herein contained, the Parties agree as follows:


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                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

         1.1 Sale and Purchase of Shares. Subject to and upon the terms and conditions set forth in this Agreement, including the Buyer's delivery of the Substitute Note, at the Closing, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Shares.

         1.2 Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be $2,103,974,390 to be paid by the Buyer to the Seller at the Closing by wire transfer of immediately available funds to the bank account of the Seller which shall be designated by the Seller to the Buyer in writing not later than three (3) Business Days prior to the Closing Date.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Buyer as follows:

         2.1  Organization and Qualification.

              2.1.1 The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              2.1.2 MidCon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MidCon has all requisite corporate power to own, use or lease its properties and to carry on its business as it is now being conducted.


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MidCon is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where both (a) the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary and (b) the failure to qualify would have a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole. The Seller has delivered to the Buyer a complete and correct copy of the Certificate of Incorporation and By-laws of MidCon, each as in effect on the date hereof.

         2.2 Authority. The Seller has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Seller have been duly and validly authorized by the Seller's Board of Directors, and no other corporate proceedings on the part of the Seller are necessary, as a matter of law or otherwise, for the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and is a valid and binding agreement of the Seller, enforceable against it in accordance with its terms.

         2.3 Noncontravention. Except as provided on Schedule 2.3, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Seller of its obligations hereunder will not:

         (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Seller, MidCon or any Significant Subsidiary;


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         (b)  require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Entity or any private third party, except for filings, consents, approvals, orders, authorizations or permits which (i) are required under the HSR Act; (ii) are required by the FERC; (iii) are required by the Texas Railroad Commission; (iv) are required by the Kansas Corporation Commission; (v) will not result in a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole; or
(vi) will not prevent the consummation of the transactions contemplated hereby, if not made or acquired;

         (c) result in any violation or breach of, or constitute a default under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit or result in the creation or imposition of a lien under), any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the properties or assets of the Seller may be bound, or, to the Seller's Knowledge, to which MidCon or any of its Significant Subsidiaries is a party or by which the properties or assets of MidCon or its Significant Subsidiaries may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses which would not result in a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole;

         (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Seller, or to the Seller's Knowledge, to MidCon or any of its Significant Subsidiaries, that would result in a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole; or


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         (e)  result in the creation of any Encumbrance upon the Shares under any agreement or instrument to which the Seller is a party or by which the Seller is bound, or, to Seller's Knowledge, upon any of the properties or assets of MidCon or any of its Significant Subsidiaries under any agreement or instrument to which MidCon or its Significant Subsidiaries is a party or by which MidCon or its Significant Subsidiaries is bound.

         2.4 MidCon's Capitalization. MidCon has an authorized capitalization consisting solely of 1,400,000 shares of common stock, par value $.01 per share ("Common Stock"). There are 1,400,000 shares of Common Stock issued and outstanding, all of which are owned, beneficially and of record, by the Seller (the "Shares") free and clear of all Encumbrances except as set forth on
Schedule 2.3. The Shares have been validly issued, are fully paid and nonassessable. No agreement or other document grants or imposes on any Shares any right, preference, privilege or restriction with respect to the transaction contemplated hereby (including, without limitation, any right of first refusal).

         2.5 Utility Status. Neither the Seller, MidCon nor any of its Significant Subsidiaries is a "Holding Company" or a "Public Utility Company" or a "Gas Utility Company" as those terms are defined in the PUHCA.

         2.6 Waiver by the MidCon ESOP Trust. The Seller has obtained a written waiver by the MidCon ESOP Trust of all its rights to exchange the CMIC Preferred Stock for, or to cause a third party to acquire, the Shares pursuant to the MidCon ESOP Agreements.


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         2.7  Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of the Seller or MidCon other than (a) Merrill Lynch & Co. and Credit Suisse First Boston Corporation, the fees of whom will be paid by the Seller and (b) the agreements with the MidCon ESOP Trustee and its advisors, which fees and expenses will be paid by MidCon.

         2.8 Investment Purpose. The Seller is acquiring the Substitute Note for its own account and not with a view to any sale or distribution thereof in violation of any securities laws. The Seller has no present intention of selling, distributing or otherwise disposing of any portion of the Substitute
Note in violation of any such laws. The Seller acknowledges that the Substitute Note has not been registered or qualified under the Securities Act or any state securities laws and may not be sold, assigned, pledged or otherwise disposed of in the absence of such registration unless an exemption from such registration is available.

         2.9 MidCon Significant Subsidiaries. Schedule 2.9 sets forth for each Significant Subsidiary (i) its name and jurisdiction of organization, (ii) the number of shares of authorized capital stock of each class of its capital stock,
(iii) the number of issued and outstanding shares of each class of its capital stock, (iv) the names of the holders of shares of each class of stock and the number of shares held by such holder, and (v) the number of shares of its capital stock held in treasury. Each of the Significant Subsidiaries is a corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation, is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of such


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Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole. Each of the Significant Subsidiaries has the requisite corporate power to own, use or lease its properties and to carry on its business as it is now being conducted. All the issued and outstanding shares of capital stock of each Significant Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable; and except as set forth on Schedule 2.9, there are no outstanding or authorized rights of any Person that could require any Significant Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock.

         2.10 Financial Statements. Schedule 2.10 sets forth the audited consolidated financial statements of MidCon and its consolidated Subsidiaries (including any related notes and schedules) for each of the three years ended December 31, 1994, 1995 and 1996 and for the ten months ended October 31, 1997 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly in all material respects the consolidated financial position of MidCon and its consolidated Subsidiaries as of the date thereof, and the consolidated results of operations and cash flows of MidCon and its consolidated Subsidiaries for the periods presented therein (except as may be indicated in the notes thereto and subject, in the case of financial statements for the ten-month period ended October 31, 1997, to normal and recurring year-end adjustments and the absence of amounts for the comparable period in 1996).


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
         2.11 Seller's SEC Reports. The Seller files reports, statements and schedules with the SEC pursuant to the Securities Exchange Act (collectively, the "SEC Reports"). None of the SEC Reports, to the extent they refer to MidCon and its Subsidiaries, contain, as of their respective dates, any untrue statement of a material fact, or omit, as of their respective dates, to state a fact required to be stated therein or necessary in order to make the statements made therein, in each case, as it relates to MidCon and its Subsidiaries, in light of the circumstances under which they were made, not misleading.

         2.12 Absence of Certain Changes or Events. Except as contemplated by this Agreement, or as disclosed in the Financial Statements or Schedule 2.12, to the Seller's Knowledge, since October 31, 1997, (a) MidCon and its Significant Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice during the immediately preceding twelve month period, and (b) as of the date hereof there has not occurred or arisen any event that has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole, other than events or developments generally affecting the industry in which MidCon and its Subsidiaries operate.

         2.13 Litigation. Except as recorded or disclosed in the Financial Statements or Schedule 2.13, to the Seller's Knowledge, as of the date hereof, no actions, suits, arbitration proceedings or governmental proceedings are pending or threatened against MidCon or any of its Significant Subsidiaries which would have a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole.


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
         2.14 Compliance with Law. Except as recorded or disclosed in the Financial Statements or Schedule 2.14, to the Seller's Knowledge, neither MidCon nor any of its Significant Subsidiaries is in violation of any federal, state, local or foreign law, ordinance, regulation, judgment, order or decree, the violation of which would have a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole.

         2.15 Employees and Employee Benefit Matters. To the Seller's Knowledge,
(i) each "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by MidCon or its Significant Subsidiaries complies in all material respects with all applicable requirements of ERISA and of the Code, and other applicable laws; and (ii) neither MidCon nor any of its Significant Subsidiaries, nor any of their respective directors, officers, employees or agents has, with respect to any employee benefit plan maintained by MidCon or its Significant Subsidiaries, engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or under Section 502(i) of ERISA, which would have a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole.

         2.16 Contracts. Schedule 2.16 sets forth a true and complete list of each of the following contracts that are currently in effect and to which MidCon or any of its Significant Subsidiaries is a party, or by which any of their assets or properties is bound:

              2.16.1 each contract which provides for (i) the borrowing of money by MidCon or any of the Significant Subsidiaries or (ii) the direct or indirect guarantee by MidCon or any


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
of the Significant Subsidiaries of any obligation of any other Person for borrowed money that, in either case, exceeds $10,000,000.

              2.16.2 each contract which provides for the future disposition or acquisition by MidCon or any of the Significant Subsidiaries of any assets or properties of any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of business and consistent with past practice) that involves consideration in excess of $10,000,000.

              2.16.3 each contract to which the Seller or any Affiliate of the Seller (other than MidCon and its Subsidiaries) is a party (including those relating to allocations of expenses, personnel, services, or facilities);

              2.16.4 each contract to which MidCon or any of the Significant Subsidiaries is a party relating to its ownership in a joint venture or similar arrangement involving an investment by MidCon of $5 million or more;

              2.16.5 each contract not disclosed pursuant to the foregoing clauses 2.16.1 through 2.16.4 that involves a contractual commitment for the payment, pursuant to the terms of such contract, by or to MidCon or any of the Significant Subsidiaries of more than $50,000,000.

To the Knowledge of the Seller, neither MidCon nor any of the Significant Subsidiaries nor any other Party to any such contract is currently in violation, breach or default under any such contract or, with or without notice or lapse of time or both, would be in violation or breach of


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
or default under any such contract, except such as would not have a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole.

         2.17 No Undisclosed Liabilities. Except as set forth in Schedule 2.17, to the Seller's Knowledge, MidCon and its consolidated Subsidiaries have no liabilities or obligations that would be required to be recorded or disclosed in a consolidated balance sheet of MidCon and its consolidated Subsidiaries, or footnotes thereto, prepared as of the date that this representation is made, in accordance with GAAP, other than liabilities and obligations recorded or disclosed in the balance sheet included in or in footnotes to the Financial Statements, or incurred in the ordinary course of business since October 31, 1997.

         2.18 Tax Matters. Except as provided on Schedule 2.18: (i) the Seller has filed, or has caused MidCon and its Subsidiaries to have timely filed, all Tax Returns the due date of which is on or prior to the Closing Date; (ii) MidCon and its Subsidiaries, or the Seller on their behalf, have timely paid all Taxes shown as due and payable on such Tax Returns; (iii) adequate accruals or provisions including current Tax liabilities, all in accordance with GAAP applied on a consistent basis for all Taxes due with respect to any period ending on or prior to December 31, 1997 will have been made in the 1997 Financial Statements; (iv) no assessment of Tax has been proposed in writing against MidCon or its Subsidiaries or any of their assets or properties; (v) neither MidCon nor any of its Subsidiaries has an outstanding agreement, waiver or arrangement extending any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency except in all cases which would not have a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole. The statute of limitations in respect of federal Taxes has expired through the period set forth on Schedule 2.18. Schedule 2.18 lists all federal Tax Returns that are currently the subject of audit.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Seller as follows:

         3.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas. The Buyer has all requisite corporate power to own, use or lease its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where both the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary and the failure to qualify would have a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole.

         3.2 Authority. The Buyer has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Buyer have been duly and validly authorized by the Buyer's Board of Directors, and no other corporate proceedings on the part of the Buyer are necessary, as a matter of law or otherwise, for the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and is a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms.

         3.3 Noncontravention. Except as provided on Schedule 3.3, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by the Buyer of its obligations hereunder will not:

         (a) conflict with or result in any breach of any provision of the Buyer's Articles of Incorporation or By-laws;

         (b) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Entity or any private third party, except for filings, consents, approvals, orders, authorizations or permits which (i) are required under the HSR Act; (ii) are required by the FERC; (iii) are required by the Texas Railroad Commission; (iv) are required by the Kansas Corporation Commission; (v) will not result in a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole; or
(vi) will not prevent the consummation of the transactions contemplated hereby, if not made or acquired.

         (c) result in any violation of or the breach of or constitute a default under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Buyer or one of the Buyer's Subsidiaries is a party or by which the Buyer, any of the Buyer's Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses which requisite waivers or consents have been obtained or which would not result in a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole;

         (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Buyer, that would result in a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole; or

         (e) result in the creation of any Encumbrance upon any shares of capital stock, properties or assets of the Buyer or the Buyer's Subsidiaries under any agreement or instrument to which the Buyer or the Buyer's Subsidiaries is a party or by which the Buyer or the Buyer's Subsidiaries is bound.

         3.4 Utility Status. Neither the Buyer nor any of its Subsidiaries is a "Holding Company" or a "Public Utility Company" or a "Gas Utility Company" as those terms are defined in the PUHCA.

         3.5 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of the Buyer other than Morgan Stanley & Co. Incorporated, Petrie Parkman & Co., Inc. and Salomon Brothers Inc, the fees of whom will be paid by the Buyer.

         3.6 Investment Purpose. The Buyer is acquiring the Shares and the ESOP Note for its own account and not with a view to any sale or distribution thereof in violation of any securities laws. The Buyer has no present intention of selling, distributing or otherwise disposing of any portion of the Shares or the ESOP Note in violation of any such laws. The Buyer acknowledges that the Shares and the ESOP Note have not been registered or qualified under the Securities Act or any state securities laws and may be sold, assigned, pledged or otherwise disposed of in the absence of such registration only pursuant to an exemption from such registration and in accordance with this Agreement.


                                   ARTICLE IV

                                   THE CLOSING

         4.1 Time and Place of the Closing. Subject to the satisfaction or waiver of the conditions precedent set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, 10889 Wilshire Boulevard, Los Angeles, California, at 10:00 a.m. Los Angeles time on February 27, 1998, or at such later Business Day, place and time as the Seller shall specify, but no later than June 30, 1998.

         4.2 Conditions Precedent to the Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to satisfaction or waiver, at or prior to the Closing, of the conditions set forth in this Section 4.2.

                  4.2.1 Resolutions of the Board of Directors. The Seller shall have furnished the Buyer at the Closing with certified copies of resolutions duly adopted by the Board of Directors of the Seller, or a committee thereof, which resolutions shall authorize the execution, delivery and performance of this Agreement by the Seller.

                  4.2.2 Representations and Warranties to be True and Correct. The representations and warranties of the Seller contained in Article II (as amended or updated pursuant to Section 5.3.3) shall be true and accurate in all material respects (if not qualified as to materiality) and true and accurate (if so qualified) as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement). The Seller shall have furnished the Buyer at the Closing with certificates dated as of the Closing Date of two officers of the Seller, to the effect set forth above, and of two officers of MidCon, to the effect set forth above but only to the extent that the representations and warranties relate to MidCon or its Subsidiaries.

                  4.2.3 Opinion of Counsel to the Seller. The Buyer shall have received an opinion from counsel employed by the Seller, dated as of the Closing Date, to the effect set forth on Exhibit 4.2.3, subject only to customary qualifications and exceptions reasonably acceptable to the Buyer.

                  4.2.4 Obligations of the Seller to be Fulfilled. The Seller shall have performed and complied in all material respects with the covenants required by this Agreement to be performed and complied with by the Seller at or prior to the Closing. The Seller shall have furnished the Buyer at the Closing with a certificate dated as of the Closing Date of two officers of the Seller to the effect set forth above.

                  4.2.5 Resignation of the Directors. All directors of MidCon and its Subsidiaries shall have tendered their written resignations, effective as of the Closing Date, or their term shall have expired prior thereto.

                  4.2.6 Transfer of Shares. The Seller shall have delivered to the Buyer the certificates which represent all the Shares, together with stock powers or other transfer documents duly endorsed in the name of the Buyer or its permitted assigns.

                  4.2.7 Intercompany Agreements. The Seller shall have taken or shall have caused its Subsidiaries to have taken the following actions with regard to the Intercompany Agreements:

                  (a) Contribution of Net Balance. The assignment, immediately prior to the Closing, of the right to receive all payments of principal of and interest on the Dividend Note other than the amount of interest accruing from December 31, 1997 through the Closing Date pursuant to the Dividend Note as a contribution to the capital of MidCon, which assignment shall occur before any distribution occurs pursuant to Section 5.1.2(a)(i);

                  (b) Services Agreement. The Services Agreement shall have been terminated as provided more fully in Section 5.3.5;

                  (c) Tax Sharing Agreement. The Tax Sharing Agreement shall have been terminated as provided more fully in Section 6.2.

         4.3 Conditions Precedent to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to satisfaction or waiver, at or prior to the Closing of the conditions set forth in this Section 4.3.

                  4.3.1 Resolutions of the Board of Directors. The Buyer shall have furnished the Seller at the Closing with certified copies of resolutions duly adopted by the Board of Directors of the Buyer, which resolutions shall authorize the execution, delivery and performance by the Buyer of this Agreement, the Substitute Note, and the Term Loan Assignment Agreement, the Buyer's Pipeline Lease Guaranty and related commitments to be provided pursuant to Section 5.3.6 and the Insurance Novation Agreement.

                  4.3.2 Representations and Warranties to be True and Correct. The representations and warranties of the Buyer contained in Article III (as amended or updated pursuant to Section 5.3.3) shall be true and accurate in all material respects (if not qualified as to materiality) and true and accurate (if so qualified) as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement). The Buyer shall have furnished the Seller at the Closing with a certificate of two of its officers to the effect set forth in this Section 4.3.2.

                  4.3.3 Obligations of the Buyer to be Fulfilled. The Buyer shall have performed and complied in all material respects with the covenants required by this Agreement to be performed and complied with by the Buyer at or prior to the Closing. The Buyer shall have furnished the Seller at the Closing with a certificate of two of its officers to the effect set forth in this Section 4.3.3.

                  4.3.4 Opinion of Counsel to the Buyer. The Seller shall have received from counsel employed by the Buyer, an opinion, dated as of the Closing Date, to the effect set forth on Exhibit 4.3.4, subject only to customary qualifications and exceptions reasonably acceptable to the Seller.

                  4.3.5 Delivery of the Purchase Price. The Buyer shall have delivered the Purchase Price to the Seller at the Closing.

         4.4 Conditions of Both Parties. The obligations of both Parties to consummate the transactions contemplated hereby shall be subject to satisfaction or waiver, at or prior to the Closing of the conditions set forth in this
Section 4.4.

                  4.4.1 Consents. All Consents shall have been filed, occurred or been obtained and shall be in effect immediately prior to and as of the Closing, except where the failure to obtain such Consents will not result in a Material Adverse Effect on MidCon and its Subsidiaries, taken as a whole, will not materially impair the ability of either Party to perform its obligations under this Agreement and will not prevent the consummation of any of the transactions contemplated by this Agreement. Any applicable waiting period imposed by a Governmental Entity, including that imposed under the HSR Act, shall have expired or been terminated.

                  4.4.2 Litigation. No temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Agreement and the transactions contemplated by this Agreement shall have been issued by any federal, state or foreign court or other Governmental Entity and remain in effect.

                  4.4.3 Statutory Requirements. No federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits the consummation of the transactions contemplated by this Agreement or would make the consummation of such transactions illegal.

                                    ARTICLE V

                                    COVENANTS

         5.1      Covenants by the Seller.

                  5.1.1 Operation of Business. During the period from the date of this Agreement to the Closing Date, except as otherwise contemplated by this Agreement, after consultation with the Buyer if so provided below or consented to by the Buyer (which consent shall not be unreasonably withheld), the Seller will cause each of MidCon and its Significant Subsidiaries to:

                        (a) carry on its business only in the ordinary course consistent with past practice during the immediately preceding twelve-month period;

                        (b) not amend its Certificate of Incorporation or By-laws;

                        (c) not acquire by merging or consolidating with, or purchasing substantially all the assets of, or otherwise acquiring any business or any corporation, partnership, association or other business organization or division thereof which would be material, individually or in the aggregate, to the business, financial condition or results of operations of MidCon and its Subsidiaries taken as a whole;

                        (d) not, except in the ordinary course of business, sell, lease, or otherwise dispose of, nor voluntarily encumber, any of its assets (except as listed on Schedule 5.1.1) which are material, individually or in the aggregate, to the business or financial condition or results of operations of MidCon and its Subsidiaries taken as a whole;

                        (e) not declare, set aside, make or pay any dividend or other distribution (except as listed on Schedule 5.1.1), in respect of its capital stock (other than dividends and distributions payable to MidCon or its Subsidiaries) or purchase or redeem, directly or indirectly, any shares of its capital stock (other than for cash);

                        (f) not issue or sell any shares of its capital stock of any class (other than to MidCon or its Subsidiaries);

                        (g) not incur any indebtedness for borrowed money (other than from the Seller), or issue or sell any debt securities, other than in the ordinary course of business consistent with past practice during the immediately preceding twelve-month period or as described on Schedule 5.1.1;

                        (h) not (i) grant to any officer or director any increase in any compensation in any form, other than as is consistent with prior practice, or in any severance or termination pay, or (ii) enter into or amend any employment agreement with an officer, or (iii) amend the terms of any Employee Benefit Plans and Agreements (other than as may be required by applicable law or Governmental Entity) or (iv) adopt any new employee benefit plan or arrangement in each case for which MidCon or its Subsidiaries will be obligated after the Closing unless listed on Schedule 5.1.1;

                        (i) not, except for the transactions contemplated by this Agreement, directly or indirectly solicit proposals or offers from any person or initiate or participate in any discussions with any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, MidCon or any of its Significant Subsidiaries unless listed on
Schedule 5.1.1;

                        (j) without prior consultation with the Buyer, not enter into any other contract or commitment having a value in excess of $50 million;

                        (k) without prior consultation with the Buyer, (i) not enter into any fixed price purchases or sales of natural gas unless they are hedged nor (ii) enter into any commodity futures contracts, options or swaps unless the transactions are a hedge as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 80 or unless the volume in aggregate at any time does not exceed two billion cubic feet.

                        (l) without prior consultation with the Buyer, (i) not enter into any fixed price purchases or sales of electricity unless they are hedged nor (ii) enter into any commodity futures contract, options or swaps unless the transactions are a hedge as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 80 or unless the volume in aggregate at any time does not exceed 16,800 MWhs.

         Notwithstanding the foregoing or any other provisions of this Agreement, the Seller and MidCon may amend, modify, terminate or release any of the MidCon ESOP Agreements or obligations thereunder; provided, however, that the amount of outstanding principal of, and interest on, the ESOP Note will not be modified.

                  5.1.2    The Cash Management Agreement.

                           (a) Pre-closing Adjustment. The Seller shall, and
shall cause MidCon to, adjust the MidCon Loan and the OPC Loan balances immediately prior to the Closing as follows:

                               (i) An amount equal to the net amount, if any, by
which the Current Assets of MidCon exceed the sum of (A) the Current Liabilities of MidCon plus (B) twenty million dollars ($20 million) each as of December 31, 1997 as shown on the 1997 Financial Statements, shall be added to the balance of the C Facility Loans under the Cash Management Agreement thereby constituting a distribution by MidCon to the Seller evidenced as a payable by MidCon.

                               (ii) An amount equal to the net amount, if any,
by which the sum of (A) the Current Liabilities of MidCon plus (B) twenty million dollars ($20 million) exceed the Current Assets of MidCon each as at December 31, 1997 as shown on the 1997 Financial Statements, shall be added to the balance of the B Facility Loans under the Cash Management Agreement, thereby constituting a contribution to MidCon by the Seller evidenced as a receivable of MidCon.

         In connection with determining Current Assets and Current Liabilities as of December 31, 1997, any and all adjustments in accordance with GAAP to reflect the consequences of the transactions pursuant to this Agreement shall be excluded; provided, however, the Current Liabilities at December 31, 1997 shall include all amounts payable by MidCon to the MidCon ESOP Trustee arising from the sale of the Shares and shall exclude the principal on the ESOP Note payable after December 31, 1997.

                           (b) Loan Balances at Closing. The balance of each of
the OPC Loans and the MidCon Loans as at Closing shall be calculated by including all amounts accrued but not yet payable for the period elapsed up to the Closing Date, which amounts will include (i) the accrued interest on the Dividend Note although due after the Closing, (ii) the payment by, or on behalf of, MidCon to the MidCon ESOP Trustee and its advisors, and (iii) the amount of Taxes of all sorts accrued pursuant to Article VI.

                           (c) Payment for Loan Balances. Within 30 days after
the Closing, the Seller shall pay the amount, if any, by which the OPC Loans outstanding as of the Closing exceed the MidCon Loans outstanding at such date (each determined in accordance with

Section 5.1.2(b)), plus accrued interest in accordance with the provisions of the Cash Management Agreement (subject to the modifications pursuant to the following) to the date of payment, as if a "Mandatory Prepayment" existed pursuant to Section 5.6 of the Cash Management Agreement. The Seller shall, and shall cause MidCon to, enter into an agreement that, except as provided in the preceding sentence, (i) shall, at the Closing, terminate each of the respective Facilities, all management of cash pursuant thereto and the covenants thereunder, and (ii) shall terminate the Cash Management Agreement fully upon completion of the foregoing payment so that it no longer governs the payment of any amounts payable after the Closing pursuant to the contracts, agreements or arrangements outstanding after the Closing Date by and between MidCon and its Subsidiaries on the one hand and the Seller and its Subsidiaries (other than MidCon and its Subsidiary) on the other hand and such amounts shall be payable as provided in the contract, agreement or arrangement governing such payment.

                  5.1.3 Intercompany Agreements. The Seller shall, and shall cause its Subsidiaries to, perform the Intercompany Agreements, as amended, which continue in effect after the Closing.

                  5.1.4 Originator Receivables Sales Agreement. Immediately prior to the Closing, the Seller shall cause its Subsidiaries to terminate the Originator Receivables Sales Agreement as to MidCon and its Subsidiaries and shall cause MidCon and its Subsidiaries to repurchase all of the receivables previously sold by MidCon and its Subsidiaries to Occidental Receivables, Inc. that have not been collected prior to the date of such repurchase.

                  5.1.5 Insurance. The Seller, at the Closing, shall cause MidCon and its Subsidiaries to enter into a release substantially in the form of
Exhibit 5.1.5(a) (the "Insurance Release Agreement") with the Seller and its Subsidiary, OPCAL Insurance, Inc. ("OPCAL"), for the release of the Seller and OPCAL from any and all liability under policies underwritten by OPCAL and its predecessor, Piper Indemnity, as more fully described in the Insurance Release Agreement. At the Closing, the Seller, OPCAL and the insurance companies to be parties thereto shall enter into a novation agreement substantially in the form of Exhibit 5.1.5(b) (the "Insurance Novation Agreement") substituting the Buyer for the Seller as indemnitor of the insurance companies with regard to the specified fronting policies previously issued for MidCon and its Subsidiaries. Except as provided in the preceding two sentences, the Seller shall cause each of MidCon and its Subsidiaries to continue to have rights as an insured under the Seller's insurance policies, subject, however, to the terms and conditions set forth in each applicable insurance policy. MidCon and its Subsidiaries shall no longer be an insured under the Seller's insurance for any occurrence after the Closing.

                  5.1.6 1997 Financial Statements. The Seller shall cause MidCon to provide the Buyer with the audited consolidated financial statements of MidCon and its consolidated Subsidiaries (including any related notes and schedules) for the year ended December 31, 1997 (the "1997 Financial Statements") on or before February 15, 1998. The 1997 Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis and present fairly in all material respects the consolidated financial position of MidCon and its consolidated Subsidiaries as at December 31, 1997, and the consolidated results of operations and cash flow of MidCon and its consolidated Subsidiaries for the periods presented therein (except as may be indicated in the notes thereto).

         5.2      Covenants by the Buyer.

                  5.2.1 Payment of the Loan Balance. Within 30 days after the Closing, the Buyer shall cause MidCon to pay the amount, if any, by which the MidCon Loans outstanding as of the Closing exceed the OPC Loans outstanding at such date (each determined in accordance with Section 5.1.2(b)), plus accrued interest in accordance with the provisions of the Cash Management Agreement (subject to the modification described in Section 5.1.2(c)) to the date of payment to be prepaid as if a "Mandatory Prepayment" existed pursuant to Section
5.6 of the Cash Management Agreement.

                  5.2.2 ESOP Note and MidCon ESOP Plan.

                        The Buyer agrees that it shall not demand repayment of, otherwise discharge, or permit any payment in respect of, the ESOP Note until a date after the Closing Date and thereafter shall cooperate with the Seller in the resolution of the MidCon ESOP Plan, including furnishing records necessary in its administration.

                  5.2.3 Employees and Employee Benefit Plans.

                  (a) Effective as of the Closing Date, the Buyer shall cause MidCon or its Subsidiaries to continue to compensate each Salaried Employee who remains an employee of the Buyer or its Subsidiaries at salaries or hourly rates, as the case may be, no lower than the lesser of (i) the salaries or hourly rates of MidCon or its Subsidiaries in effect immediately prior to the Closing Date or (ii) the salaries or hourly rates payable to the Buyer's employees in either case in similar jobs and locations.

                  (b) Notwithstanding subpart (a), if the Buyer or any of its Subsidiaries terminates any Salaried Employee within three months of the Closing, the Buyer or its Subsidiaries shall pay the terminated Salaried Employee severance benefits no less than those provided under the Termination Allowance Plan in effect on the date of this Agreement, provided, however, that such severance benefits shall only be payable to the extent that such benefits would have been payable under such Termination Allowance Plan. After a three month period subsequent to the Closing, a Salaried Employee who is terminated shall be entitled to severance benefits not less than those provided to employees of the Buyer or its Subsidiaries with like job status and service.

                  (c) Except as provided in subsection (b) to this Section 5.2.3, as of the Closing Date, the Buyer shall provide to each Salaried Employee and each Former Salaried Employee with "Buyer Benefit Plans", which shall mean the benefit plans and programs under (i) Employee Plans and Agreements effective immediately prior to the Closing Date, (ii) the Buyer's benefit plans and programs applicable to employees of the Buyer in similar jobs, or (iii) a combination of Employee Plans and Agreements and the Buyer's plans and programs, the determination of which shall be at the sole discretion of the Buyer, provided however, that such combination of Employee Plans and Agreements and the Buyer's plans and programs shall be, at a minimum, comparable in type and aggregate value to those plans and programs provided by the Buyer's benefit plans and programs applicable to employees of the Buyer in similar jobs. In addition, the Buyer shall cause such Buyer Benefit Plans to comply in form and operation in all material respects with the requirements of ERISA and the Code.

                  (d) From and after the Closing, each Salaried Employee and each Former Salaried Employee shall be eligible to participate in the Buyer Benefit Plans in accordance with the terms and conditions thereof. Under such Buyer Benefit Plans, which are Employee Welfare Benefit Plans, Salaried Employees and Former Salaried Employees and their eligible dependents, if a participant in any health, long term disability or life insurance plans, as applicable, of the Seller or its Subsidiaries immediately prior to the Closing
(i) shall participate in such Buyer Benefit Plans as of the Closing Date, and
(ii) shall be deemed to satisfy any pre-existing condition limitations under group medical, dental, life insurance or disability plans that shall be provided after the Closing Date. In addition, amounts paid by such Salaried Employees and Former Salaried Employees towards deductibles and copayment limitations under the health plans of the Seller or its Subsidiaries shall be counted toward meeting any similar deductible and copayment limitations under the health plans that shall be provided under the Buyer Benefit Plans.

                  (e) The Buyer and its Subsidiaries shall recognize all service credited for each of the Salaried Employees and Former Salaried Employees on the records of the Seller or its Subsidiaries for purposes of eligibility for benefits and vesting under the Buyer Benefit Plans and the level of benefits under the Buyer Benefit Plans, but specifically excluding any benefit accrual under any Buyer Benefit Plan that is a defined benefit pension plan.

                  (f) From and after the Closing, Salaried Employees shall be entitled to retain and take any vacation time accrued on MidCon's records as payable to any Salaried Employee for which vacation time has not been taken prior to the Closing Date.

                  (g) From and after the Closing, the Buyer shall, or shall cause MidCon or its Subsidiaries, as applicable, to, comply with all the terms, conditions, obligations, and benefits set forth in the Union Contract.

                  (h) From and after the Closing Date, MidCon and its Subsidiaries shall cease participation in any and all Employee Plans and Agreements sponsored or maintained by the Seller or its Subsidiaries. Except as set forth on Schedule 5.2.3, the Buyer agrees that it shall cause MidCon and its Subsidiaries, (i) to be solely responsible and to pay for, and (ii) to indemnify and hold the Seller and its Subsidiaries harmless from, any and all costs, damages, losses, expenses or other liabilities arising out of or relating to any and all claims for welfare benefits (including health care continuation coverage and retiree welfare benefits) under any of the Employee Plans and Agreements or otherwise by any Employee, Former Salaried Employee, Former Union Employee or dependent or beneficiary thereof, irrespective of when such claims were incurred.

                  (i) Representatives of the Buyer shall be entitled to meet with the Employees at mutually agreeable times prior to the Closing to explain and answer questions about the conditions, policies and benefits of employment by the Buyer or its Subsidiaries after the Closing. The Seller shall cooperate with the Buyer until Closing in communicating to such Employees any additional information concerning employment after the Closing which such

Employees may seek, or which the Buyer may desire to provide, and during normal business hours shall allow additional meetings by representatives of the Buyer with such Employees upon the reasonable requests of the Buyer. In addition, after the Closing, the Seller and the Buyer agree to furnish each other with appropriate records for each of the Employees as may be necessary to assist in proper benefit administration.

                  (j) The Buyer hereby assumes all liability for any alleged failure to give, or to cause MidCon or any of its Subsidiaries to give, all notices required by the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), and any similar state law or regulation by reason of events occurring after the Closing. The Buyer shall indemnify and hold harmless the Seller and its Affiliates with respect to any and all claims asserted under the WARN Act or any similar law or regulation because of a "plant closing" or "mass layoff" with respect to MidCon or any of its Subsidiaries occurring after the Closing. For purposes of this Agreement, the Closing Date shall be the "effective date" for purposes of the WARN Act.

                  5.2.4 Intercompany Agreements. After the Closing, the Buyer shall cause MidCon and its Subsidiaries to perform their obligations under any Intercompany Agreements which continue in effect after the Closing.

                  5.2.5 Substitution of Undertakings. At the Closing, the Buyer shall execute and deliver the Insurance Novation Agreement as more fully described in Section 5.1.5.

         The Buyer will use all commercially reasonable efforts to cause to be terminated, released and discharged, on or prior to the Closing Date, in a manner reasonably satisfactory to the Seller, any commitments, guarantees and indemnities (including letters of credit, bonds, promissory notes, commitments, or obligations of whatsoever nature to any Governmental Entity or any other Person) of the Seller and each of its Affiliates for the direct and indirect benefit of MidCon or any of its Subsidiaries as set forth on Schedule 5.2.5 and all such other commitments, guarantees and indemnities provided by Seller in accordance with the Cash Management Agreement (collectively "Commitments"). For any Commitments for which the Buyer does not obtain a termination, discharge or obtain a release of Seller and its Affiliates at or prior to the Closing, the Buyer shall after the Closing cause MidCon to pay to the Seller the following (for purposes of this Section 5.2.5 initial capitalized terms not defined in this Agreement and "Letter of Credit" shall have the meaning set forth in the Cash Management Agreement):

                           (a) A fee in an amount equal to 0.5% per annum on the
Average Balance of each outstanding Letter of Credit;

                           (b) A fee equal to 0.5% per annum on the Average
Balance of each Guarantee;

                           (c) All costs and expenses incurred by the Seller
under any Letters of Credit for MidCon Consol; and

                           (d) The amount of payments made by the Seller to or
on behalf of MidCon Consol under any Guarantee or Letter of Credit.

         Payments pursuant to clauses (a) through (c) shall be made within 10 days after the last day of the month in which such costs and expenses were paid or fees incurred and payments pursuant to clause (d) shall be made at the time such payment is made by the Seller.

         The Buyer shall continue to use all commercially reasonable efforts to obtain, in a manner satisfactory to the Seller, all terminations, releases and discharges of any remaining Commitments as soon as practicable after the Closing. The Seller shall have no obligation to extend or replace any of the Commitments.

         The Buyer agrees to cause MidCon to indemnify and hold harmless the Seller after the Closing from and against any and all claims, damages, losses, liabilities, costs or expenses (including, without limitation, attorneys' fees and costs) which the Seller may incur (or which may be claimed against the Seller by any Person whomsoever) by reason of or in connection with the guarantee, delivery or transfer of or payment under any Commitment, including any claims, damages, losses, liabilities, costs or expenses which the Seller may incur by reason of or in connection with the failure of any bank issuing any such Letter of Credit to fulfill or to comply with its obligations under any such Letter of Credit.

                  5.2.6    Indemnification.

                           (a) The Buyer agrees that all rights to
indemnification or exculpation now existing in favor of the directors, officers, employees and agents of MidCon and each of its Subsidiaries as provided in their respective Certificates or Articles of Incorporation or By-laws or otherwise, in each case, in effect as of the date hereof with respect to matters occurring prior to the Closing Date shall survive the Closing and shall continue in full force and effect. After the Closing Date, the Buyer shall cause MidCon to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of MidCon and its Subsidiaries (each a "MidCon Indemnitee") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Buyer) arising out of actions or omissions occurring at or prior to the Closing Date to the full extent permitted by law, or MidCon's and each of its Subsidiaries Certificate or Articles of Incorporation or By-laws, in each case as in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that nothing herein shall impair any rights or obligations of any present or former directors or officers of MidCon or any of its Subsidiaries.

                           (b) The Buyer shall, or shall cause MidCon to, pay
all expenses (including reasonable attorneys' fees), that may reasonably be incurred by the MidCon Indemnitees in successfully enforcing the rights to which the MidCon Indemnitees are entitled under this Agreement or MidCon's Certificate of Incorporation or By-laws or is otherwise entitled.

                           (c) In the event MidCon, the Buyer or any of their
successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of MidCon or the Buyer, as the case may be, shall assume the obligations of MidCon and the Buyer set forth in this Section 5.2.6.

                           (d) The provisions of this Section 5.2.6 are intended
to be for the benefit of, and shall be enforceable by, each MidCon Indemnitee, his or her heirs and representatives.

         5.3      Covenants of Both Parties.

                  5.3.1 Access and Information. The Seller shall afford to the Buyer, and to the Buyer's accountants, counsel and other representatives, full access, during normal business hours during the period prior to the Closing Date, to all of MidCon's and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, Seller shall furnish promptly to the Buyer (a) a copy of each report, schedule and other document filed or received by MidCon or its Subsidiaries during such period pursuant to the requirements of the FERC, and (b) all other information concerning the business, properties and personnel of MidCon and its Subsidiaries as the Buyer may reasonably request; provided, however, that such access shall be subject to the terms of any confidentiality agreements applicable to MidCon and its Subsidiaries.

                  5.3.2 Further Action, Reasonable Efforts; Consents and Approvals. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to cause the conditions set forth in Section 4.2, Section 4.3 and Section 4.4 to be satisfied and to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, orders, declarations, consents, approvals, authorizations, certificates, qualifications and orders of, and make all filings and required submissions with, all Governmental Entities, and all shareholders, lenders and partners of, and parties to contracts with, any of the Seller, the Buyer, MidCon or any other Persons, in each case, as are necessary or desirable for the consummation of the transactions contemplated hereby (collectively "Consents"). The Seller shall, as soon as possible after the date hereof, but in any event prior to the Closing, deliver to the Buyer copies of all Consents obtained by the Seller. The Buyer shall, as soon as possible prior to the Closing, deliver to the Seller copies of all Consents obtained by the Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Buyer and the Seller shall use their commercially reasonable efforts to take all such action. Prior to the Closing, each Party shall use its best efforts not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue.

                  5.3.3 Notice of Revisions. A Party (the "Notifying Party") may elect at any time prior to the Closing to notify the other Party (the "Notified Party") of any revisions to such Party's representations or warranties or a Schedule referred to therein. If the Notified Party does not terminate this Agreement pursuant to Section 7.1 within five (5) Business Days after receipt of such notice, such written notice will be deemed to qualify the representations and warranties, or amend the Schedules, contained in Article II or III, as applicable, and to have cured any misrepresentation or breach of representation, warranty or covenant that otherwise might have existed hereunder by reason of the matter covered by such revision. Notwithstanding the foregoing, if the Notifying Party delivers a notice of revision pursuant to this Section less than five (5) Business Days prior to the Closing Date, then the Closing Date automatically shall be extended to the date which is five (5) Business Days from the date of the notice of revision or if not a Business Day, then the Business Day immediately following that date.

                  5.3.4 Substitute Note. At the Closing, the Seller shall assign to the Buyer (a) the ESOP Note, and (b) by execution and delivery to the Buyer of the Term Loan Assignment Agreement, all of the Seller's rights and obligations under the Term Loan Agreement and, in exchange therefor, at the Closing the Buyer shall execute and deliver to the Seller the Term Loan Assignment Agreement and shall issue to the Seller either (i) a Substitute Note, the prompt and complete payment and performance in full of which shall be secured by Government Securities maturing as to principal and interest in such amounts and at such times as are sufficient (without consideration of any reinvestment of such interest and after payment of all Taxes or other charges or assessments in respect of such Government Securities payable by the Buyer) to provide U.S. legal tender to pay the principal of, and each installment of interest on, such Substitute Note at least one day before the date on which any such payment is due and payable in accordance with the terms of such Substitute Note, (ii) a Substitute Note, the payment of all interest and principal of which is secured by one or more letters of credit, in form and substance satisfactory to the Seller, issued by a bank or group of banks with each such bank either (a) having an investment grade credit rating by either Standard & Poor's Corporation or Moody's Investors Service, Inc., so long as neither of the above rating agencies has provided a credit rating below investment grade, (b) having been agreed to by the Seller or (c) if a bank is not such an investment grade credit, its portion of the letter of credit can be fronted by a bank having such investment grade credit or (iii) any combination of the foregoing, as the Buyer may elect, provided that the aggregate original principal amount of all such Substitute Notes is equal to the sum of (x) the outstanding unpaid principal balance of the ESOP Note as of the Closing Date and (y) all accrued and unpaid interest on the ESOP Note to and including the Closing Date. If the Buyer elects to deliver a Substitute Note at the Closing that is secured by Government Securities, at the Closing, the Buyer shall execute and deliver to the Seller a security agreement and a control agreement, each in form and substance satisfactory to the Seller, which provide the Seller with a valid, perfected, first priority security interest in such Government Securities.

            5.3.5 Interim Services Agreement. The Seller and MidCon shall terminate the Services Agreement effective as of the Closing with amounts due thereunder accrued up to the Closing as provided in Section 5.1.2(b). The Seller and the Buyer shall negotiate to the extent desired by the Buyer an interim services agreement by and between the Seller and MidCon for the continuation of any of the services provided by the Seller to MidCon under the Service

Agreement upon terms and conditions which must be mutually acceptable to the Seller and to the Buyer, in their respective sole discretion.



            5.3.6 Pipeline Lease and the Buyer's Pipeline Lease Guaranty. At the Closing, the Buyer shall execute and deliver to the Seller a written guaranty (the "Buyer's Pipeline Lease Guaranty"), pursuant to which the Buyer shall irrevocably and unconditionally guarantee to the Pipeline Lessor the full and timely performance, payment and discharge by the Pipeline Lessee of all obligations and liabilities of the Pipeline Lessee under the Pipeline Lease. The Buyer's Pipeline Lease Guaranty shall be substantially in the form of the Pipeline Lease Guaranty, with the Buyer as guarantor; provided, however that
Section 11 thereof shall be of no force or effect as long as the Pipeline Lease Guaranty is in full force and effect. At the request of the Buyer, the Seller shall cause the Pipeline Lessor to agree to a termination of the Pipeline Lease Guaranty if, concurrently therewith, the Buyer's Pipeline Lease Guaranty is amended to include the Buyer's Pipeline Covenants for the benefit of the Pipeline Lessor.

      At or prior to the Closing, the Seller shall cause the Pipeline Lessor and the Pipeline Lessee to amend the Pipeline Lease to:

      (a) provide the Pipeline Lessee with an option to purchase the Leased Property at a price equal to its fair market value upon termination of the Pipeline Lease, and on other terms and conditions reasonably satisfactory to the Buyer and the Seller and set forth in such amendment. The fair market value of the Leased Property shall be determined by agreement between the Pipeline Lessor and the Pipeline Lessee or if the Pipeline Lessor and the Pipeline Lessee can not agree within a specific period before the date on which the Pipeline Lease is to terminate, then by a team of three independent appraisers each having appropriate industry experience to make such a valuation, with one appraiser to be selected by each of the Pipeline Lessor and the Pipeline Lessee, and the third to be selected by the first two appraisers. The determination of the fair market value shall be the value agreed by at least two of the appraisers;

      (b) permit assignment of the Pipeline Lease by the Pipeline Lessee if (i) no event of default under the Pipeline Lease, and no event that, with the giving of notice or the lapse of time or both, would be such an event of default, shall have occurred and be continuing, (ii) the Pipeline Lessee pays the costs and expenses of the Pipeline Lessor in reviewing such proposed assignment, and (iii) the Person to whom the Pipeline Lessee assigns its rights under the Pipeline Lease (the "Assignee") satisfies the following criteria: (x) fifty percent (50%) or more of the Assignee's outstanding equity and voting interests is owned, directly or indirectly, by the Pipeline Lessee or the Buyer; or (y) (1) the Assignee is not affiliated with the Pipeline Lessee or the Buyer, (2) the Assignee, or an entity that absolutely and unconditionally guarantees the Assignee's obligations under the Pipeline Lease (the "Assignee's Guarantor"), has a tangible net worth of not less than $100,000,000, and either has an Above Investment Grade Credit Rating or, in the reasonable opinion of the Pipeline Lessor, satisfies the minimum financial criteria then in effect for an Above Investment Grade Credit Rating;

      (c) provide that the Pipeline Lessee and the Buyer shall be fully discharged from their obligations under the Pipeline Lease and the Buyer's Pipeline Lease Guaranty, respectively, with respect to events and obligations occurring after the date of an assignment in accordance with the foregoing clause (b) upon delivery to the Pipeline Lessor of an assumption agreement, in form and substance reasonably satisfactory to the Pipeline Lessor, pursuant to which the Assignee assumes all of the Pipeline Lessee's liabilities and obligations under the Pipeline Lease including, without limitation, all liability for the payment of any rent, termination values and any other amounts owing by the Pipeline Lessee under the Pipeline Lease, which assumption agreement shall include the Buyer's Pipeline Covenants for the benefit of the Pipeline Lessor unless the Assignee's Guarantor delivers to the Pipeline Lessor a written guaranty, in form and substance reasonably satisfactory to the Pipeline Lessor, that includes the Buyer's Pipeline Covenants for the benefit of the Pipeline Lessor.

      "Buyer's Pipeline Covenants" shall mean financial covenants that are at least as restrictive as those contained in any indenture, bond, promissory note, loan or credit agreement or other evidence of indebtedness of the Buyer from time to time outstanding.

      "Leased Property" shall have the meaning set forth in the Pipeline
Lease.

      "Investment Grade Credit Rating" means, with respect to any Person, that the credit rating assigned to such Person's senior unsubordinated long term indebtedness by at least two Rating Agencies is at least BBB- (or its equivalent) or better.

      "Above Investment Grade Credit Rating" means, with respect to any Person, that the credit rating assigned to such Person's senior unsubordinated long term indebtedness by at least two Rating Agencies is at least Baa2 (or its equivalent) or better.

      "Rating Agencies" shall mean any of Standard & Poor's Ratings Group, Duff & Phelps Credit Rating Co. and Moody's Investors Service.

      Upon the incorporation by reference of covenants referred to in the preceding sentence, the Seller shall cause MidCon to be fully discharged from its obligations under the Pipeline Lease Guaranty.

            5.3.7 MidCon Power Services Corp. Unless the Seller and the Buyer shall enter into mutually satisfactory arrangements with regard to the operations and contracts of MidCon Power Services Corp. on or before the Closing, the Seller shall cause (a) MidCon Gas Services Corp. to declare a dividend of, and transfer immediately prior to the Closing, all of the outstanding capital stock of MidCon Power Services Corp. to MidCon and (b) MidCon to declare a dividend of, and transfer immediately prior to the Closing, all of the outstanding capital stock of MidCon Power Services Corp. to the Seller after transferring all employees, any tangible assets and any cash of that corporation to MidCon Management Corp. The Seller and the Buyer hereby agree to transfer to the Buyer the capital stock so transferred to the Seller upon receipt of the FERC approval of the transfer of such capital stock ownership to the Buyer. As a result of any such transfer, MidCon Power Services Corp. shall be deleted from Schedule 2.9 and the Seller can amend the remaining Schedules to reflect the transactions between MidCon and its Subsidiaries and MidCon Power Services Corp. In the event, in the Seller's reasonable judgment FERC approval of any of the transactions contemplated by this Section 5.3.7 is necessary, which determination shall be made no later than December 31, 1997, the Seller shall advise the Buyer of such conclusion together with supporting basis therefor and the Parties agree to use their best efforts to agree whether such conclusion is correct. If such approval is required the Parties agree to file the documents which are required to be filed with FERC as quickly as possible.

                                   ARTICLE VI

                                      TAXES

      6.1 Section 338(h)(10) Election. There will be no election under Section 338(h)(10) of the Code with respect to the purchase and sale of the Shares.

      6.2 Tax Sharing Agreement. The Seller shall cause the Tax Sharing Agreement between the Seller and MidCon to be terminated as of the Closing Date; provided, however, that notwithstanding such termination of the Tax Sharing Agreement, its provisions will remain in effect with respect to any period of time during the taxable year in which the termination occurs, for which period the income of MidCon and its Subsidiaries must be included in the federal Tax Returns or any state Tax Returns of the Seller. With respect to any matters covered by this Article VI, the provisions and conditions set forth in this Agreement shall control over any conflicting or contradicting provision or condition in the Tax Sharing Agreement.

      6.3 Federal Income Tax Returns and Combined State Income Tax Returns for Periods Through the Closing Date. The Seller will include the income of MidCon and its Subsidiaries (including any deferred income triggered into income by Reg. Sec. 1.1502-13 and Reg. Sec. 1.1502-14 and any excess loss accounts taken into income under Reg. Sec. 1.1502-19) on the Seller's consolidated federal income Tax Return and each combined state income

Tax Returns for all periods through the Closing Date and pay any federal and state income Taxes attributable to such income. The allocation of such Tax liability between the Seller, on one hand, and MidCon and its Subsidiaries, on the other hand, will be governed by the provisions of the Tax Sharing Agreement. MidCon and its Subsidiaries will furnish Tax information to the Seller for inclusion in the Seller's federal consolidated income Tax Return and each combined state income Tax Return for the period which ends on the Closing Date in accordance with MidCon's past custom and practice, and the Buyer will bear the cost of complying with this provision. The income of MidCon and its Subsidiaries will be allocated between the period up to and including the Closing Date and the period after the Closing Date by closing the books of MidCon and its Subsidiaries as of the end of the Closing Date.

      6.4 No Adjustment of MidCon Tax Liability for the Taxable Year Ending December 31, 1997. The liability of MidCon and its Subsidiaries for consolidated federal and combined state income Taxes with respect to the Taxable Year ending December 31, 1997, as recorded on the 1997 Financial Statements, shall not be adjusted to reflect the actual Tax liability reported on the applicable Tax Returns as filed, and the provisions of Section V of the Tax Sharing Agreement to the contrary shall not apply. For purposes of calculating the Tax liability of MidCon and its Subsidiaries under the Tax Sharing Agreement for any Tax year for which the Tax Sharing Agreement remains in effect under Section 6.2 of this Agreement, tax attributes which carry forward from the Tax year ending December 31, 1997, shall not be adjusted to reflect amounts reported on the applicable Tax Returns as filed.

      6.5 Liability of MidCon and its Subsidiaries for Federal and Combined State Income Tax. Within sixty (60) days after the Closing Date, the Buyer shall cause MidCon and its Subsidiaries to pay to the Seller a contribution toward the payment of Tax due on the consolidated or combined Tax Return of the Seller Affiliated Group for the taxable period ending on the Closing Date, including any portion of deferred income triggered into income by Reg. Sec. 1.1502-13 and Reg. Sec. 1.1502-14 and excess loss accounts taken into income under Reg. Sec. 1.1502-19 to be borne by MidCon and its Subsidiaries, with such amount to be determined by applying the provisions of the Tax Sharing Agreement.

      6.6 Separate State, Local, Foreign Income Tax Returns. The Seller shall file, or cause to be filed, all separate state, local and foreign income Tax Returns for MidCon and its Subsidiaries for which the Tax year ends on the Closing Date. The Buyer will file, or cause to be filed, all separate state, local and foreign income Tax Returns for MidCon and its Subsidiaries for which the Tax year begins before and ends after the Closing Date. The amount of any liability for taxes on or measured by net income required to be reported on any state, local or foreign Tax Return required to be filed by any of MidCon and its Subsidiaries after the Closing Date which includes tax items for a period which begins before and ends after the Closing shall be allocated between the portion of such period ending on the Closing Date and the portion of such period beginning on the date after the Closing Date on the basis of the taxable income or loss of MidCon and its Subsidiaries as determined from the books and records of the relevant entity for such partial period.

      6.7 Sales and Property Taxes. The amount of any liability for real and personal property taxes, business license taxes, ad valorem taxes or any similar taxes based on the ownership of property payable with respect to assets of the Business for a period which begins before and ends after the Closing Date shall be allocated between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date on a per diem basis. The amount of any liability for sales taxes, gross receipts taxes, ad valorem taxes, transfer taxes or other similar taxes based on the proceeds of identifiable transactions or units of production payable by any of MidCon and its Subsidiaries after the Closing Date for a period which begins before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion of such period beginning on the day after the Closing Date on the basis of the actual activities of MidCon and its Subsidiaries as determined from the books and records of the relevant entity for such partial period.

      6.8 State Franchise Taxes. The Buyer shall file, or cause to be filed, all separate state franchise Tax Returns for MidCon and its Subsidiaries for which the franchise tax measurement period begins before and ends after the Closing Date. The Seller shall be responsible for any liability attributable to that portion of such measurement period ending on the Closing Date. The Buyer shall be responsible for any franchise tax liability attributable to that portion of such measurement period commencing on the day immediately following the Closing Date and ending on the last day of such measurement period.

      6.9 Adjustment Upon Leaving Consolidation. Section VII of the Tax Sharing Agreement is incorporated by reference and any payments thereunder shall be made within sixty (60) days after the filing of the applicable federal and state Tax Returns. Adjustments to or additional payments shall be made, as needed, by reason of amended returns, claims for refund or audits by a taxing authority with respect to any Tax year for which the Tax Sharing Agreement remains in effect after the Closing Date.

      6.10 Sales and Transfer Taxes with Respect to this Transaction. All sales, gross receipts, or other similar transfer taxes, if any (including all stock transfer taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer. The Buyer shall at its expense file all necessary tax returns and other documentation in respect to any such taxes.

      6.11 Cooperation. The Seller and the Buyer shall (i) each provide the other, and the Buyer shall cause MidCon and its Subsidiaries to provide the Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any material records or information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any amount required to be shown on any Tax Return of the other for any period. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance to the extent such expenses exceed an aggregate amount of

$50,000. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause MidCon and its Subsidiaries to retain until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information in its possession which may be relevant to such returns for all taxable periods from January 1, 1990 to the Closing Date, inclusive, and shall not destroy or otherwise dispose of any such records without first providing the Seller with an opportunity to review and copy the same. Following the Closing Date, the Seller shall forward to the Buyer all Tax statements received by the Seller with respect to the assets of the Business for any period that begins before and ends after the Closing Date within thirty (30) days after its receipt thereof.

      6.12 Tax Proceedings. Following the Closing Date, the Seller shall control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to Taxes reported on any Tax Return filed by the Seller or any Affiliate of the Seller or on any Tax Return filed by MidCon and its Subsidiaries for any taxable period ending on or prior to the Closing Date. The Buyer shall control the conduct of all other audits or administrative or judicial proceedings with respect to the Tax liability of any of MidCon and its Subsidiaries.

      6.13 Carrybacks. Except for carrybacks into the Seller's consolidated Tax Return for the annual tax period ending December 31, 1997, the Seller shall within 30 days pay to the Buyer any Tax refund resulting from a carryback of a post-acquisition Tax attribute of any of MidCon and Subsidiaries into the Seller consolidated Tax Return in all cases where MidCon and Subsidiaries cannot elect to waive a carryback. Such Tax attributes will be considered to produce a refund (or reduce Tax liability) only after all Tax attributes of the Seller and other members of the Seller Affiliated Group have been used or deemed used. The Seller shall cooperate with MidCon and its Subsidiaries in obtaining such refunds, including through the filing of amended Tax Returns or refund claims. The Buyer agrees to indemnify the Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

      6.14 Prior Year Tax Returns. The Seller shall not amend or restate prior year tax returns which have been filed prior to the date hereof as they relate specifically to MidCon without prior consultation with the Buyer.

      6.15 Retention of Carryovers. The Seller will not retain any net operating loss carryovers or capital loss carryovers of MidCon and its Subsidiaries under Reg. Sec. 1.1502-20(g).

      6.16 Indemnification for Post-Closing Transactions. The Buyer agrees to indemnify the Seller for any additional Tax owed by the Seller (including Tax owed by the Seller due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Buyer's purchase of the Shares.

                                   ARTICLE VII

                                   TERMINATION

      7.1 Termination. The Parties may terminate this Agreement before the Closing as follows:

            (a) The Buyer and the Seller may terminate this Agreement by mutual written consent.

            (b) Subject to the provisions of Section 7.2, (i) by the Seller if one or more of the conditions set forth in Section 4.3 or Section 4.4 shall not have been satisfied or waived by the Termination Date and (ii) by the Buyer if one or more of the conditions set forth in Section 4.2 or Section 4.4 shall not have been satisfied or waived by the Termination Date.

      7.2 Effects of Termination. If this Agreement is terminated pursuant to
Section 7.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 10.3 and Section 10.7 will survive. If this Agreement is terminated by a Party because of a breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's breach of a representation or warranty or failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired; provided, however, that

            (i) if this Agreement is terminated by the Seller because of the Buyer's failure to perform or comply with any covenant, or satisfy any condition, which is to be


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
performed or complied with or satisfied at or prior to the Closing, (including the failure to obtain any Consent from a Governmental Entity pursuant to the HSR
Act), the Buyer shall pay the Seller the amount of $100 million which the Parties agree reflects compensation for the Seller's loss of opportunity to sell the Shares to another person in a timely manner, and

            (ii) if this Agreement is terminated by the Buyer because of the Seller's failure to perform or comply with any covenant, or satisfy any condition, which is to be performed or complied with or satisfied at or prior to the Closing (which shall not include the failure to obtain any necessary Consent from a Governmental Entity pursuant to the HSR Act or by the FERC), the Seller shall pay the Buyer the amount of $50 million which the Parties agree reflects compensation for the Buyer's loss of opportunity to purchase the Shares in a timely manner.

      Each Party's right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies except if the Party shall receive the compensation provided in the preceding sentence.

                                  ARTICLE VIII

                              SURVIVAL & INDEMNITY

      8.1   Survival of Representations and Warranties; Limitations on
Liability.

            (a) The respective representations and warranties of the Parties set forth in this Agreement (except those in Section 2.18) shall survive up to and including the first


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
anniversary of the Closing; the representations and warranties of the Seller in
Section 2.18 shall survive up to and including the second anniversary of the Closing; and after which respective survival periods, such representations and warranties shall terminate and be of no further force or effect.

            (b) In the case of any claim arising out of or based upon any breach of any representation or warranty of a Party set forth in this Agreement, no claim may be made thereunder unless the other Party delivers a Claim Notice within the survival period under Section 8.1(a). If a Party delivers a Claim Notice as provided in Section 8.4.2 prior to the expiration of the survival period, then the survival period with respect to the matter or matters described in such Claim Notice shall be tolled until all such matters shall have been finally resolved and any remedial action required in connection therewith shall have been effected.

      8.2 Indemnification by the Buyer. The Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against and from, and shall reimburse the Seller Indemnitees for, any loss, claim, liability, damage, cost or expense incurred or suffered by any of the Seller Indemnitees, (a) caused by, arising out of, or based upon, any breach of any representation and warranty by the Buyer on its own behalf contained in this Agreement or any of the Related Agreements (to the extent that the Buyer, MidCon or its Subsidiaries are a party thereto), and (b) caused by, arising out of, based upon or relating to, any breach of any covenant or agreement by the Buyer on its own behalf or on behalf of MidCon or its Subsidiaries contained in this Agreement or any of the Related Agreements (to the extent that the Buyer, MidCon or its Subsidiaries is a party thereto), in each case, if and to the extent arising from or related to


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
occurrences or events that occurred after the Closing and, in each case, together with interest at a rate per annum equal to the Reference Rate from the date upon which such loss, claim, liability, damage, cost or expense was incurred or suffered to the date of payment.

      8.3   Indemnification by the Seller.

            8.3.1 The Seller shall indemnify, defend and hold harmless the Buyer Indemnitees against and from, and shall reimburse the Buyer Indemnitees for:

                  (a) any loss, claim, liability, damage, cost or expense incurred or suffered by any of the Buyer Indemnitees (i) caused by, arising out of, or based upon, any breach of any representation or warranty by the Seller contained in this Agreement or any of the Related Agreements, or (ii) caused by, arising out of, or based upon, any breach of any covenant or agreement (other than a representation or warranty) by the Seller contained in this Agreement or any Related Agreement;

                  (b) any loss, claim, damage, liability, cost or expense arising out of the obligations of MidCon or its Subsidiaries in respect of the MidCon ESOP Agreements (other than any liability or obligation to pay principal or interest arising under or pursuant to the ESOP Note, the Term Loan Agreement or the Term Loan Assignment Agreement), in each case, together with interest at a rate per annum equal to the Reference Rate from the date upon which such loss, claim, liability, damage, cost or expense was incurred or suffered to the date of payment;

                  (c) any Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Sections 6.3, 6.6, 6.7 and 6.8 of this Agreement) to the portion of such period beginning before and ending on the Closing Date), other than Taxes with respect to the taxable year in which Closing occurs to which the provisions of the Tax Sharing Agreement remain in effect after the Closing, consistent with Section 6.2 of this Agreement; provided, however, that Seller's obligation pursuant to this sentence shall not include any liability to indemnify and hold harmless the Buyer Indemnitee for Tax liabilities (i) to the extent such Taxes are included in or covered by any reserve for Tax liability recorded on the 1997 Financial Statements and (ii) unless the amount of a particular Tax liability shall exceed $100,000 and then only to the extent the aggregate of all such Tax liabilities (exceeding $100,000) shall exceed ten million dollars ($10,000,000); and

                  (d) any loss, claim, damage, liability, cost or expense arising out of or relating to any claims by Persons which own interests in the assets assigned by MidCon Gas Services Corp. ("MGS") to MC Panhandle Inc. ("MCP") pursuant to the Assignment and Assumption Agreement dated December 31, 1996 by and between MGS and MCP, including those cases referred to on Schedule
2.13 but only to the extent such losses, claims, damages, liabilities, costs and expenses (i) relate to the liability of MidCon or its Subsidiaries in such matter and (ii) exceed $10 million; provided, however, the Seller shall be entitled to defend, as more fully provided in Section 8.4.5, all actions, suits, proceedings or claims subject to this clause (d).


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
            8.3.2 The Seller shall indemnify, defend and hold harmless MidCon and its Subsidiaries (collectively, the "Tax Indemnitees" and individually, a "Tax Indemnitee") against and from and shall reimburse the Tax Indemnitees from any liability that any of the Tax Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by any increase in Tax liability arising out of or with respect to the ownership or disposition of, or investment in, Great Plains Gasifications Associates and MCN Coal Gasification Company.

      8.4 Interpretation. The provisions of each of the foregoing Sections of this Article VIII shall be interpreted as follows:

            8.4.1 The indemnity provided for by each of such Sections shall extend to, and the amount of any actual loss, liability, damage, cost or expense incurred or suffered by any Indemnified Person (whether a Seller Indemnitee or a Buyer Indemnitee) shall include, all losses, liabilities, damages, costs and expenses of such Indemnified Person, as the case may be, including amounts paid in settlement, costs of investigation and reasonable fees and expenses of attorneys, accountants or other agents and experts reasonably incident to matters indemnified against and the enforcement of such indemnity; provided, however, that neither Buyer Indemnitees nor Seller Indemnitees shall be entitled to indemnification hereunder for any loss of profits or other consequential damages. The losses, liabilities, damages, costs and expenses included in the indemnity provided for by each of the foregoing Sections of this Article VIII are herein collectively called "Damages".

            8.4.2 The amount claimed by an Indemnified Person to be owing as described in each such Section, together with a list identifying to the extent reasonably possible each separate item of loss, liability, damage, cost or expense for which payment is so claimed, shall be set forth by such Person in a statement delivered to the indemnifying Party setting forth the details of and the basis for such claim ("Claim Notice") and shall be paid by such indemnifying Party, as and to the extent required herein, within 30 days after receipt of such Claim Notice or, if the indemnifying Party raises reasonable objection thereto within such 30 days, then whenever a determination as to whether the Indemnified Person is entitled to indemnification hereunder shall have occurred or shall have been mutually agreed to.

            8.4.3 No payment on account of any actual loss, liability, damage, cost or expense pursuant to the provisions of Section 8.3.1(a) or Section 8.3.1(b) shall be required to be made by the Seller unless the Buyer Indemnitees shall have delivered to the Seller a Claim Notice therefor prior to the first anniversary of the Closing Date. No payment on account of any actual loss, liability, damage, cost or expense pursuant to the provisions of Section 8.3.1(c), Section 8.3.1(d) or Section 8.3.2 shall be required to be made by the Seller unless the Buyer Indemnitees or the Tax Indemnitees, respectively, shall have delivered to the Seller a Claim Notice therefor prior to the second anniversary of the Closing Date. No payment on account of any actual loss, liability, damage, cost or expense pursuant to the provisions of Section 8.2 (except for payments for breach of Buyer's covenants in Section 5.2 and Section
5.3 and Article VI) shall be required to be made by the Buyer unless the Seller's Indemnitee shall have delivered to the Buyer a Claim Notice therefor prior to the first anniversary of the Closing Date.

            8.4.4 If any of the Buyer Indemnitees, the Tax Indemnitees, or Seller Indemnitees shall deliver a Claim Notice as provided in Section 8.4.3 prior to the applicable anniversary of the Closing Date, then the survival period with respect to each matter described in detail in such Claim Notice shall be tolled until such matter shall have been finally resolved and any remedial action required in connection therewith shall have been effected.

            8.4.5 In the event that any action, suit or proceeding shall be brought against any Indemnified Person by any third party, which action, suit or proceeding, if determined adversely to the interests of such Indemnified Person, would entitle such Indemnified Person to indemnity pursuant to the provisions of
Section 8.2 or Section 8.3, if the Claim Notice has been timely given pursuant to Section 8.4.3, such Indemnified Person shall reasonably promptly notify the indemnifying Party of the same in writing, but any failure to so notify shall not relieve the applicable indemnifying Party from any liability which it may have to such Indemnified Person under such Section 8.2 or Section 8.3 unless such failure would prejudice materially the rights of the Party entitled to receive such notification. The Person seeking indemnification pursuant to the provisions of this Article VIII shall have the right, at its sole cost and expense, to participate in any legal action for which indemnification shall be sought. However, the Party from whom indemnification shall be sought shall have the right to assume the defense thereof with counsel reasonably acceptable to the Person seeking indemnification and shall have the sole right to settle or otherwise dispose of such legal action in any manner it deems appropriate. The Person seeking indemnification shall make, at its sole cost and expense, personnel and records available to the indemnifying Party for the defense of claims or legal actions, as may be reasonably requested by the indemnifying Party, and shall take such


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
reasonable actions as may be necessary to mitigate its damages, which cost of mitigation shall be covered by the indemnity in this Article VIII.

      8.5 Exclusive Remedy. The sole and exclusive liability of the Seller to the Buyer Indemnitees or the Tax Indemnitees, and of the Buyer to the Seller Indemnitees, for Damages under or in connection with this Agreement or the transactions contemplated hereby (including without limitation, for any breach or inaccuracy of any representation or warranty or for any breach of any covenant required to be performed hereunder) and the sole and exclusive remedy of the Buyer Indemnitees or the Tax Indemnitees and the Seller Indemnitees with respect to any of the foregoing, shall be as expressly set forth in this Article VIII and the Seller and the Buyer hereby waive, release and agree not to assert any other remedy for Damages, including, without limitation, common law and statutory rights.

                                   ARTICLE IX

                                   DEFINITIONS

      9.1 "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

      9.2 "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.


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
      9.3 "Agreement" shall mean this Stock Purchase Agreement, including its Exhibits and Schedules, as the same may be amended in writing from time to time in accordance with their respective terms.

      9.4 "B Facility Loan" shall mean a loan by MidCon to the Seller as more fully set forth in the Cash Management Agreement.

      9.5 "Business" shall mean the business and operations conducted by MidCon and its Subsidiaries as of the date hereof.

      9.6 "Business Day" shall mean any day on which national banks in the City of New York, State of New York, are open for business.

      9.7   "Buyer" shall mean KN Energy, Inc., a Kansas corporation.

      9.8 "Buyer Benefit Plans" shall have the meaning set forth in Section 5.2.3(c).

      9.9 "Buyer Indemnitees" shall mean the Buyer and each of its Affiliates and their respective officers, directors, employees and agents.

      9.10 "Buyer's Pipeline Lease Guaranty" shall have the meaning set forth in
Section 5.3.6.

      9.11 "C Facility Loan" shall mean a loan by the Seller to MidCon as more fully set forth in the Cash Management Agreement.


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
      9.12 "Cash Management Agreement" shall mean the Intercompany Cash Management Agreement, dated as of November 20, 1996, by and between the Seller and MidCon.

      9.13 "Certificate of Designations" shall mean the Certificate of Designations of the CMIC Preferred Stock, as filed with the Secretary of State of the State of Delaware on November 20, 1996.

      9.14  "Claim Notice" shall have the meaning set forth in Section 8.4.2.

      9.15  "Closing" shall have the meaning set forth in Section 4.1.

      9.16 "Closing Date" shall mean the Business Day on which the Closing shall occur.

      9.17 "CMIC Preferred Stock" shall mean the Cumulative MidCon-Indexed Convertible Preferred Stock (Par Value $1.00 Per Share) of the Seller.

      9.18 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

      9.19  "Commitments" shall have the meaning set forth in Section 5.2.5.

      9.20  "Common Stock" shall have the meaning set forth in Section 2.4.

      9.21  "Consents" shall have the meaning set forth in Section 5.3.2.

      9.22 "Control" (and its derivative terms "Controlled", "Controls" etc.) shall mean the power and right to direct the management and policies of another Person, whether by


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
ownership of voting securities, the ability to elect a majority of the board of directors or other managing board or committee, by management contract, or otherwise.

      9.23 "Current Assets" shall mean assets that are reasonably expected to be realized in cash or sold or consumed within one year or less, determined in accordance with GAAP on a consistent basis.

      9.24 "Current Liabilities" shall mean liabilities, indebtedness and obligations that are reasonably expected to be payable within one year or less, determined in accordance with GAAP on a consistent basis.

      9.25  "Damages" shall have the meaning set forth in Section 8.4.1.

      9.26 "Dividend Note" shall mean that certain Dividend Note, dated November 20, 1996, in the original principal amount of $1,600,000,000, issued by MidCon to the Seller.

      9.27 "Employee Plans and Agreements" shall mean each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of section 3(2) of ERISA), program, agreement or arrangement, whether formal or informal, written or oral, and whether legally binding or not, sponsored, maintained or contributed to or required to be contributed to by the Seller or MidCon or any of their Subsidiaries for the


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
benefit of any employee, former employee, consultant, officer, or director of MidCon or any of its Subsidiaries.

      9.28 "Employees" shall mean collectively the Salaried Employees and the Union Employees.

      9.29 "Employee Welfare Benefit Plan" shall have the meaning set forth in
Section 3(1) of ERISA.

      9.30 "Encumbrance" shall mean any lien, charge, encumbrance, conditional sale agreement, option, right of purchase, warrant, title retention agreement, pledge, restriction on transfer, voting trust, security interest or other adverse claim, whether arising by contract or law.

      9.31 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      9.32 "ESOP Note" shall mean that certain Non-Recourse Promissory Note, dated November 20, 1996, in the amount of $1,398,600,000, issued by the MidCon ESOP Trust to the Seller.

      9.33 "Facilities" shall have the meaning set forth in the Cash Management Agreement.

      9.34  "FERC" shall mean the Federal Energy Regulatory Commission.

      9.35  "Financial Statements" shall have the meaning set forth in
Section 2.10.


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
      9.36 "Former Salaried Employees" shall mean the former nonunion employees of MidCon or any of its Subsidiaries (i) who retired, died, became disabled or otherwise terminated employment prior to the Closing Date and (ii) who are not immediately after the Closing in the active employment of the Seller or any of its Subsidiaries.

      9.37 "Former Union Employees" shall mean the former employees of MidCon or any of its Subsidiaries who were represented by a collective bargaining unit represented by the Union, including such employees who, on the Closing Date and pursuant to the terms of the union contract in effect as of the date of such employee terminated from service, retired, died, became disabled or otherwise terminated employment prior to the Closing Date.

      9.38 "GAAP" shall mean United States generally accepted accounting principles. GAAP relating to the Seller or MidCon shall be that applied on a basis consistent with the preparation of the Financial Statements.

      9.39 "Governmental Entity" shall mean any federal, state, local or foreign governmental or regulatory authority or agency.

      9.40 "Government Securities" means direct non-callable obligations of, or non-callable obligations timely payments of which are guaranteed by, the United States of America, for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

      9.41 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


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      9.42 "Indemnified Person" shall mean one of the Seller Indemnitees or the
Buyer Indemnitees as the case may be.

      9.43 "Insurance Novation Agreement" shall mean the agreement substantially in the form of Exhibit 5.1.5(b).

      9.44 "Insurance Release Agreement" shall mean the agreement substantially in the form of Exhibit 5.1.5(a).

      9.45 "Intercompany Agreements" shall mean (i) the Services Agreement, (ii) the Cash Management Agreement, (iii) the Tax Sharing Agreement, (iv) the MidCon Restructuring Agreements, (v) the Dividend Note, (vi) the Pipeline Lease, (vii) the Pipeline Lease Guaranty and (viii) the Originator Receivable Sales Agreement.

      9.46 "Knowledge" shall mean, with respect to any Party, the actual conscious awareness of factual information, without independent investigation, of officers of such Party.

      9.47 "LIBO Business Day" shall mean any day not a Saturday, Sunday or legal holiday in the State of New York and on which banks and the Federal Reserve Bank of New York are open for business in New York City; provided, however, that the term "LIBO Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London Interbank Market.

      9.48 "LIBO Rate" shall mean, for any interest period, the interest rate per annum reflected in the Wall Street Journal under MONEY RATES London Interbank Offered Rates (LIBOR), or such independent source as shall be agreed by the Seller and the Buyer, for three


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
months, or such shorter period as may be applicable to the interest period, for the date that is two LIBO Business Days prior to the beginning of such interest period.

      9.49 "Material Adverse Effect," with respect to any Person, shall mean an adverse effect, circumstance, condition, development or occurrence having (a) the effect in each individual case of a loss, liability, obligation or damages of more than twenty-five million dollars or (b) the effect in the aggregate of all losses, liability, obligation or damages of more than fifty million dollars, net in each case of any benefit arising from the event, liability, obligation, claim, litigation or violation giving rise to the adverse effect.

      9.50  "MidCon" shall mean MidCon Corp., a Delaware corporation.

      9.51 "MidCon ESOP" shall mean the MidCon Corp. Employee Stock Ownership Plan established by the Seller, effective as of November 20, 1996.

      9.52 "MidCon ESOP Agreements" shall mean (i) the MidCon Corp. ESOP Trust Agreement by and between the Seller and U.S. Trust Company of California, N.A., as trustee, effective November 20, 1996, (ii) the MidCon ESOP, (iii) the Funding Agreement, dated November 20, 1996, by and between the Seller and U.S. Trust Company of California, N.A., in its capacity as trustee of the MidCon ESOP Trust; (iv) the Stock Purchase Agreement, dated November 20, 1996, by and between the Seller and the MidCon ESOP Trust; (v) the Pledge Agreement dated as of November 20, 1996, by and among the Seller, in its capacity as collateral agent, the Seller, in its individual capacity, MidCon and the MidCon ESOP Trust;
(vi) the Stockholders' Agreement dated November 20, 1996 by and between the Seller and the


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
MidCon ESOP Trust, (vii) the Certificate of Designations; (viii) the ESOP Note and (ix) the Term Loan Agreement.

      9.53 "MidCon ESOP Trustee" shall have the same meaning as "Trustee" in the MidCon ESOP. The MidCon ESOP Trustee is the U.S. Trust Company of California, N.A. as of the date of this Agreement.

      9.54  "MidCon Indemnitees" shall have the meaning set forth in Section
5.2.6.

      9.55 "MidCon Loans" shall mean loans made by the Seller to MidCon as more fully set forth in the Cash Management Agreement.

      9.56 "MidCon Restructuring Agreements" shall mean all the agreements referred to in the definition of "MidCon Restructuring" in the Certificate of Designations.

      9.57  "1997 Financial Statements" shall have the meaning set forth in
Section 5.1.6.

      9.58  "Notified Party" shall have the meaning set forth in Section
5.3.3.

      9.59  "Notifying Party" shall have the meaning set forth in Section
5.3.3.

      9.60 "OPC Loans" shall mean loans made by MidCon to the Seller as more fully set forth in the Cash Management Agreement.

      9.61 "Originator Receivables Sale Agreement" shall mean the Originator Receivables Sale Agreement, dated as of October 29, 1992, by and among Occidental Receivables, Inc.,


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
Occidental Chemical Corporation and the MidCon subsidiaries listed as originators on the signature pages thereto, as amended.

      9.62 "Party" or "Parties" shall mean the Seller or the Buyer, or both, as the case may be.

      9.63 "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, business, government or political subdivision thereof, governmental agency or other entity.

      9.64 "Pipeline Lease" shall mean the Intrastate Pipeline System Lease, dated as of December 31, 1996, by and between the Pipeline Lessor and the Pipeline Lessee.

      9.65 "Pipeline Lease Guaranty" shall mean the Guaranty and Agreement, dated December 31, 1996, by MidCon in favor of the Pipeline Lessor with regard to the guaranty of the obligations in favor of the Pipeline Lessee.

      9.66 "Pipeline Lessee" shall mean MidCon Texas Pipeline Operator, Inc., a Delaware corporation, and its successors and assigns.

      9.67 "Pipeline Lessor" shall mean MidCon Texas Pipeline, L.P., a Delaware limited partnership, and its successors and assigns.

      9.68 "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

      9.69  "Purchase Price" shall have the meaning set forth in Section 1.2.

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
      9.70 "Reference Rate" shall mean the rate of interest announced from time to time by The Chase Manhattan Bank, N.A., as its reference rate. This rate of interest shall be applied to the actual elapsed days over the total days in the applicable calendar year.

      9.71 "Related Agreements" shall mean (a) the Insurance Release Agreement,
(b) the Insurance Novation Agreement, (c) the Term Loan Assignment Agreement,
(d) an interim services agreement, if any, and (e) any security agreement and control agreement or any letter of credit issued pursuant to Section 5.3.4.

      9.72 "Salaried Employees" shall mean all employees, including salaried, hourly employees of MidCon or any of its Subsidiaries who are not Union Employees and who are immediately prior to the Closing (i) in the active employment of MidCon or any of its Subsidiaries, or (ii) on sick leave, short term disability, long term disability, or other leave of absence approved by the Seller or any of its Subsidiaries.

      9.73  "SEC" shall mean the Securities and Exchange Commission.

      9.74  "SEC Reports" shall have the meaning set forth in Section 2.11.

      9.75 "Securities Act" shall mean the Securities Act of 1933, as amended.

      9.76 "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      9.77 "Seller" shall mean Occidental Petroleum Corporation, a Delaware corporation.

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
      9.78 "Seller Indemnitees" shall mean the Seller and each of its Affiliates and their respective officers, directors, employees and agents.

      9.79 "Services Agreement" shall mean the Services Agreement dated November 20, 1996 by and between the Seller and MidCon.

      9.80  "Shares" shall have the meaning set forth in Section 2.4.

      9.81 "Significant Subsidiary" shall mean the following Subsidiaries of
MidCon: mc2, Inc., MidCon Gas Products Corp., MidCon Gas Services Corp., MidCon Power Services Corp., MidCon Texas Pipeline Operator, Inc., Natural Gas Pipeline Company of America, NGPL Offshore Company, NGPL - Canyon Compression Co., NGPL - Trailblazer Inc., and Palo Duro Pipeline Company, Inc.

      9.82 "Subsidiary" of any Person shall mean another Person, with respect to which such first Person owns, directly or indirectly, an amount of the voting securities or other voting ownership or partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of its equity).

      9.83 "Substitute Note" shall mean one or more notes payable to the order of the Seller, substantially in the form of Exhibit 9.83 hereto, which provides for interest at a rate equal to 0.3% plus the rate of interest (the "fixed rate equivalent") applicable to a promissory note with a fixed rate of interest that has the same present value as a promissory note that bears interest at the LIBO Rate applicable for each interest period, assuming that both notes have the


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same original principal amount as such Substitute Note and pay interest and principal at the same times as such Substitute Note, which fixed rate equivalent shall be determined on the fifth Business Day prior to the Closing Date by reference to the implied forward LIBO Rates derived from the eurodollar futures market, which implied forward LIBO Rates are published by an independent source agreed to by the Buyer and the Seller, in accordance with a methodology previously agreed to by the Buyer and the Seller.

      9.84 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      9.85 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9.86 "Tax Sharing Agreement" shall mean the Tax Sharing Agreement dated as of November 20, 1996 by and between the Seller and MidCon.

      9.87 "Term Loan Agreement" shall mean the Term Loan Agreement, dated as of November 20, 1996, by and among the Seller, MidCon Corp. ESOP Trust and MidCon.


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      9.88 "Term Loan Assignment Agreement" shall mean an agreement substantially in the form set forth in Exhibit 9.88.

      9.89 "Termination Allowance Plan" shall mean the MidCon Corp. Termination Allowance Plan adopted by MidCon as amended from time to time.

      9.90 "Termination Date" shall mean June 30, 1998 or such other date as the Parties may mutually agree in writing.

      9.91 "Union" shall mean the United Steel Workers (Local 1445--2) representing certain hourly employees of MidCon.


      9.92 "Union Contract" shall mean the collective bargaining agreement between Natural Gas Pipeline of America and the United Steel Workers Local 1445-2.


      9.93 "Union Employees" shall mean all employees of MidCon or its Subsidiaries immediately prior to the Closing Date who are part of the collective bargaining unit represented by the Union, including such employees who, on the Closing Date and pursuant to the terms of the Union Contract, (i) are in the active employment of MidCon or any of its Subsidiaries, or (ii) are on layoff, sick leave or other leave of absence.


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                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable commercial efforts to obtain all necessary waivers, consents and approvals in connection with any governmental requirements set forth in Section 2.3 and Section 3.3 of the Agreement, and to effect all necessary registrations and filings. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Seller, the Buyer or MidCon shall take all such necessary action.

      10.2  Preservation of Books and Records.

            (a) Each Party agrees that for the period specified in subpart (b) such Party shall take all necessary action to ensure that all corporate books and records of MidCon and its Subsidiaries with respect to periods ending on or before the Closing Date in the possession or control of such Party or its Affiliates shall be open for inspection by representatives of the other Party at any time during regular business hours and that the other Party may during such statutory period at its expense make such excerpts therefrom as it may reasonably request.


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            (b) For the period of 10 years following the Closing Date or such longer period pursuant to Article VI, no Party or its Affiliates shall destroy or give up possession of any original or any copy of any of the books and records relating to any matter for which a Party shall have any continuing responsibility under this Agreement or any agreement contemplated by this Agreement without first offering to the other Party the opportunity, at its expense, to obtain such original or a copy thereof. During such period, the Party shall use reasonable commercial efforts to cooperate with the other Party and make such books and records available to the employees and representatives of the other Party to the extent that the other Party may reasonably require for its corporate and other business purposes.

      10.3 Confidentiality. Each Party and its Affiliates shall, and shall cause their respective employees, agents, accountants, legal counsel and other representatives to perform and comply with the two Confidentiality Agreements dated October 9, 1997 and December 16, 1997 respectively between the Parties.

      10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed) or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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
      (a)   if to Seller:

            Occidental Petroleum Corporation
            10889 Wilshire Boulevard
            Los Angeles, California 90024

            Attention:  General Counsel

            Facsimile Number: (310) 443-6195

      (b)   if to Buyer:

            KN Energy, Inc.
            P.O. Box 281304
            370 Van Gordon
            Lakewood, Colorado 80228-8304

            Attention:  Vice President

            Facsimile Number: (303) 763-3115

      10.5 Public Announcements. Prior to the Closing, the Parties shall not, and shall not permit any of their respective Affiliates to, issue any press release or other public announcement concerning this transaction except (a) with the prior approval of the other Party, or (b) when, on the advice of legal counsel, such release or announcement is required by the federal securities laws or the rules and regulations of any of the national exchanges, in which case the Parties shall. to the extent practicable, first consult with each other.

      10.6 Successors and Assigns. No party to this Agreement may assign any of its rights or obligations under this Agreement without the express written consent of the other Party hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 10.6, the provisions of this Agreement (and, unless


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
otherwise expressly provided therein, of any document delivered pursuant to or in connection with this Agreement) shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

      10.7 Expenses. Whether or not this Agreement is consummated, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense. Any brokerage, finders or other similar fees or commissions payable to Merrill Lynch & Co. or to Credit Suisse First Boston Corporation in connection with the transactions contemplated by this Agreement shall be paid by the Seller. Any brokerage, finder's or other similar fees payable to Morgan Stanley & Co. Incorporated, Petrie Parkman & Co., Inc. or to Salomon Brothers Inc in connection with the transactions contemplated by this Agreement shall be paid by the Buyer.

      10.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against the applicable regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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      10.9  Construction; Interpretation.

            (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated.

            (b) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

            (c) The information set forth in any Section or in any Schedule shall be deemed to qualify and relate to every provision of this Agreement.

            (d) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (e) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

            (f) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all valid and enforceable rules and regulations promulgated thereunder, unless the context requires otherwise.


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
      10.10 Entire Agreement; Third Party Beneficiaries. This Agreement, those certain Confidentiality Agreements by and between the Seller and the Buyer (including the documents and the instruments referred to herein and therein) as more fully described in Section 10.3 and that certain letter agreement from the Seller to the Buyer dated the date hereof regarding compensation of certain officers of MidCon (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided under Section 5.2.3, Section 5.2.6, Section 8.2 and Section 8.3, are not intended to confer upon any person other than the Parties any rights or remedies hereunder.

      10.11 Amendment and Modification. This Agreement may not be amended, modified and supplemented, and no amendment to this Agreement shall be effective, unless evidenced by an instrument in writing signed by each Party.

      10.12 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

      10.13 Waiver of Jury Trial. Each of the Buyer and the Seller hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or actions of the Buyer and the Seller in the negotiation, administration, performance and enforcement hereof.


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
      10.14 Consent to Jurisdiction and Forum Selection. Each Party hereby irrevocably agrees that any legal action or proceeding against it or any of its Affiliates arising out of this Agreement may be brought in the courts of the State of Delaware, or of the United States of America District Court for Delaware and does hereby irrevocably (a) designate, appoint and empower the Secretary of State of the State of Delaware to receive for and on behalf of it and its Affiliates service of process in the State of Delaware, and (b) consent to service of process outside the territorial jurisdiction of such courts in the manner permitted by law. In addition, each Party, on its own behalf and on behalf of its Affiliates, irrevocably waives (i) any objection which such Party or its Affiliates may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, or relating to, this Agreement brought in any such court, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) the right to object, with respect to any such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such Party or any other Party.

      10.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.


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
      IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                      OCCIDENTAL PETROLEUM CORPORATION
                                      ("Seller")



                                      By: /s/ Stephen I. Chazen
                                          ------------------------------------
                                      Its: Executive Vice President -
                                           Corporate Development

[Corporate Seal]

Attest


                                      KN ENERGY, INC.
                                      ("Buyer")



                                      By: /s/ Larry D. Hall
                                          ------------------------------------
                                      Its: Chairman of the Board, President
                                           and Chief Executive Officer

[Corporate Seal]

Attest


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